Exhibit 99.1

WYNDHAM INTERNATIONAL SELLS FOUR PROPERTIES

TO THAYER LODGING GROUP FOR $69.6 MILLION

Properties Retain Wyndham Flag Pursuant to

Long-Term Management Agreement

DALLAS (Sept. 20, 2004) – Wyndham International, Inc. (AMEX:WBR) today announced that it has entered into a definitive agreement to sell four Wyndham-branded properties to two investment fund partnerships of Thayer Lodging Group for approximately $69.6 million. Pursuant to a long-term management agreement, Wyndham will retain all four assets in its brand portfolio.

Thayer Hotel Investors III Limited Partnership is under contract to purchase the 250-room Wyndham Peachtree Hotel & Conference Center located in Peachtree City, Ga. and Thayer Hotel Investors IV Limited Partnership will purchase the 242-room Wyndham Lisle, Ill., the 408-room Wyndham Miami Airport and the 311-room Wyndham Colorado Springs, Colo. The transactions are expected to close in October 2004. Additionally, the buyer will invest approximately $27.5 million to renovate the four hotels.

“Our successful disposition strategy continues to be maximized by today’s optimal real estate market conditions, yielding the Company high trailing 12-month EBITDA multiples,” stated Fred J. Kleisner, Wyndham’s chairman and chief executive officer. “A key component of this strategy is to retain the sold Wyndham-branded assets in our hotel portfolio through new management and franchise agreements with the buyers. We are pleased to continue operating the four hotels pursuant to a management services agreement, and look forward to a long-term partnership with Thayer Lodging.”

In August 2004, Wyndham announced that it had identified 32 assets (13 non-proprietary and 19 Wyndham-branded assets), primarily located in secondary markets or duplications of existing market assets which have stronger market presence, to actively sell in de-leveraging transactions. Including today’s agreement, as well as the previously announced Lone Star Funds transaction, which is expected to close in the fourth quarter, the Company has sold a total of 29 properties for gross proceeds of $499.2 million. Wyndham now has 28 assets remaining to be sold.

The net proceeds from the transactions will be used to reduce debt and overall Company leverage, and will facilitate the refinancing of the Company’s corporate credit facilities, which mature April 2006. The reduction of debt also will allow Wyndham to invest in its remaining owned assets through high return investment projects and potentially access capital for growth moving forward, including brand expansion into strategic markets such as New York City, San Francisco, Seattle and Hawaii.

Thayer Lodging Group, based in Annapolis, Md., is a venture capital operating company focused on investment in the lodging industry. The company serves a small group of institutional clients, sponsoring pooled investment funds and direct investment and advisory services.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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